SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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UCN, INC.

(Name of Registrant as Specified in Its Charter)

Commission File Number: 0-26917

Not Applicable

(Name of Persons Filing Proxy Statement If Other Than the Registrant)

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14870 Pony Express Road

Bluffdale, Utah 84065

ANNUAL MEETING OF SHAREHOLDERS

June 7, 2007

NOTICE OF MEETING

The annual meeting of the shareholders of UCN, Inc., a Delaware corporation, will be held at 1:00 p.m., on June 7, 2007, at 14870 Pony Express Road, Bluffdale, Utah, for the following purposes:

•	to elect five directors;

•	to ratify the appointment by the Audit Committee of independent auditors to examine our accounts; and

•	to conduct any other business, including shareholder proposals, as may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders at the close of business on April 27, 2007 are entitled to vote in person or by proxy at the annual meeting. The annual meeting will be open to the public.

Kimm Partridge, Corporate Secretary

May 2, 2007

UCN, INC.

14870 Pony Express Road

Bluffdale, Utah 84065

PROXY STATEMENT

This proxy statement is provided to shareholders of UCN, Inc. in connection with the annual meeting of shareholders and any adjournments or postponements of the annual meeting. The annual meeting will be held at 1:00 p.m., on June 7, 2007, at 14870 Pony Express Road, Bluffdale, Utah.

ABOUT THE MEETING, VOTING, SHAREHOLDER PROPOSALS

AND COMPANY INFORMATION

When were proxy materials mailed?

This proxy statement and proxy card were first mailed on or about May 2, 2007, to owners of voting shares of UCN in connection with the solicitation of proxies by our Board of Directors for the 2007 annual meeting of Shareholders in Bluffdale, Utah. Our annual report was sent with the proxy statement, but it is not part of the proxy statement. Proxies are solicited to give all shareholders of record at the close of business on April 27, 2007, an opportunity to vote on matters that come before the annual meeting. This procedure is necessary because shareholders live in all U.S. states and most will not be able to attend.

What am I voting on?

The Board is soliciting your vote for:

•	election of five directors;

•	ratification of the appointment by the Audit Committee of independent auditors; and

•	action upon such other matters, including shareholder proposals, as may properly come before the meeting or any adjournment or postponement of the meeting.

Who is entitled to vote?

Shareholders of record at the close of business on April 27, 2007, the record date, are entitled to vote on matters that come before the meeting. Shares can be voted only if the shareholder is present in person or is represented by proxy.

How many votes do I have?

Each share of UCN common stock that you own as of the record date entitles you to one vote. On April 27, 2007 there were 28,365,589 outstanding shares of our common stock.

How do I vote?

All shareholders may vote by mail. To vote by mail, please sign, date, and mail your proxy card in the envelope provided.

If you own your shares through a bank or broker, you should follow the separate instructions they provide you. Although most banks and brokers now offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements.

If you attend the annual meeting in person, you may request a ballot when you arrive and vote at the meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, the shares will be voted as recommended by the Board.

What if other items come up at the annual meeting and I am not there to vote?

When you return a signed and dated proxy card, you give the persons specified as proxies the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of three ways:

•	notify our Corporate Secretary in writing before the annual meeting that you are revoking your proxy;

•	submit another proxy with a later date; or

•	vote in person at the annual meeting.

What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should vote each of your accounts. If you mail your proxy cards, please sign, date, and return each proxy card to guarantee that all of your shares are voted. If you wish to combine your shareholder accounts in the future, you should contact our transfer agent, Atlas Stock Transfer Company, at 1-801-266-7151. Combining accounts reduces excess printing and mailing costs, resulting in savings for us that benefits you as a shareholder.

What constitutes a quorum?

The presence of the owners of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card or if you vote at the annual meeting.

Abstentions and shares voted by a broker or bank holding shares for a beneficial owner are counted as present and entitled to vote for determining a quorum.

What vote is required to approve each proposal?

Election of Directors: Each of the five director positions is voted on separately. The persons who receive the most votes for each of the five director positions will be elected. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

Ratification of Independent Auditors: This proposal requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

What are the Board’s Recommendations?

The Board recommends a vote FOR Election of Directors and Ratification of Independent Auditors.

How were the nominees for director selected?

Each of the five nominees now serve as a director and was approved for inclusion on our slate of directors by the entire Board. All five of the nominees were elected by our shareholders as directors at our June 2006 annual meeting and are standing for re-election. Mr. Stern is Chairman of the Board, and Mr. Jarman is currently our chief executive officer.

How does the Board determine which directors are independent?

The Board applies the definition of independence adopted by Nasdaq for determining independence of our directors. Based on that definition, we believe all of the directors nominated for election at our 2007 annual meeting, other than our Chairman of the Board, Mr. Stern, and Chief Executive Officer, Mr. Jarman, are independent.

How can I recommend a candidate for election to the Board?

Shareholders who wish to recommend a candidate for election to our Board should write to: Corporate Secretary, UCN, Inc. 14870 Pony Express Road, Bluffdale, Utah 84065, stating in detail the qualifications of a candidate for consideration by the Board. In considering Board candidates, the Board seeks individuals of proven judgment and competence who have strong reputations in their respective fields. The Board considers such factors as experience, education, employment history, special talents or personal attributes, anticipated participation in Board activities, and geographic and diversity factors. The process for identifying and evaluating nominees would include detailed consideration of the recommendations and opinions of members of our Board, our executive officers, and our shareholders. There would be no difference in the process of evaluation of candidates recommended by a shareholder and those recommended by other sources.

How can I communicate with our Board?

Shareholders interested in communicating directly with our Board may do so by writing to: Board of Directors, UCN, Inc. 14870 Pony Express Road, Bluffdale, Utah 84065. All such written correspondence is delivered to the director or directors to whom it is addressed or, if addressed generally to the Board, to all directors. Concerns relating to accounting, internal controls, or auditing matters are immediately forwarded to the Chief Executive Officer, Chief Financial Officer, and chairman of the Audit Committee.

It is customary for our directors to attend each annual meeting of shareholders, and we expect all of our directors will be in attendance at the 2007 annual meeting.

How do I access proxy materials on the Internet?

Shareholders can access our Notice of Annual Meeting and Proxy Statement and our 2006 Annual Report on the Internet at our website at http://www.ucn.net.

How do I submit a shareholder proposal for next year’s annual meeting?

Shareholder proposals may be submitted for inclusion in our 2008 proxy statement after the 2007 annual meeting, but must be received no later than 5:00 p.m. MST on Friday, January 4, 2008. Proposals should be sent via registered, certified, or express mail to: Corporate Secretary, UCN, Inc. 14870 Pony Express Road, Bluffdale, Utah 84065.

As to any proposal that is not submitted for inclusion in our proxy statement for the 2008 annual meeting of shareholders, but is instead sought to be presented directly at the meeting, the Securities and Exchange Commission’s rules permit management to vote proxies in its discretion if: (1) we receive notice of the proposal before the close of business on January 4, 2008, and advise shareholders in the proxy statement about the nature of the proposal and how management intends to vote on such matter; or (2) we do not receive notice of the proposal prior to the close of business on January 4, 2008.

Where can I find a copy of UCN’s Code of Ethics?

UCN has adopted a Code of Ethics that applies to its Chief Executive Officer, its Chief Financial Officer and all other employees, as well as to the members of UCN’s Board of Directors. We will provide to any person, without charge, a copy of the Code of Ethics upon written or oral request directed to Corporate Secretary, UCN, Inc. 14870 Pony Express Road, Bluffdale, Utah 84065, telephone (801) 715-5021. Further more, a copy of the Code of Ethics is accessible at our corporate website, http://www.ucn.net.

Where can I find a copy of UCN’s Audit Committee Charter?

The Board of directors of UCN has formed an Audit Committee and Compensation Committee. The Audit Committee has a formal charter which is made available for your examination on our corporate website at http://www.ucn.net. We will provide to any person, without charge, a copy of the charter upon written or oral request directed to Corporate Secretary, UCN, Inc. 14870 Pony Express Road, Bluffdale, Utah 84065, telephone (801) 715-5021.

Where can I find more information on UCN?

Our corporate website is http://www.ucn.net. We make available on this website, free of charge, access to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 as soon as reasonably practicable after we electronically submit such material to the Securities Exchange Commission. The Commission makes available on its website, free of charge, reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the Commission. The Commission’s website is http://www.sec.gov.

Shareholders may obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, free of charge, by sending a written request to: Corporate Secretary, UCN, Inc. 14870 Pony Express Road, Bluffdale, Utah 84065. By written request, shareholders may obtain a copy of the exhibits to the 2006 Annual Report on Form 10-K upon payment of a reasonable fee.

ELECTION OF DIRECTORS

(Proposal No. 1 on Proxy Card)

At the annual meeting, all UCN directors will be elected to serve until the annual meeting of shareholders in the year 2008. The Board nominates for election as directors:

Theodore Stern            Steve Barnett            Paul F. Koeppe            Blake O. Fisher, Jr.            Paul Jarman

These nominees have been selected by the Board. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the manner stated on the proxy card. Directors will be elected by a plurality of the votes cast. Any shares not voted, whether by abstention or otherwise, have no impact on the vote.

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our Board.

Each of the five director positions is voted on separately. The persons who receive the most votes for each of the five director positions will be elected. The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below.

Directors and Officers

The following table sets forth the names, ages, and positions with UCN for each of the directors and officers.

Name	Age	Positions	Since
Theodore Stern	77	Chairman of the Board of Director	1999
Steve Barnett	64	Director	2000
Paul Koeppe	57	Director	2004
Blake Fisher, Jr.	62	Director	2004
Paul Jarman	37	Director and Chief Executive Officer	1997
Brian Moroney	50	EVP and Chief Financial Officer	2005
Kevin Childs	37	EVP and President of Sales, Marketing and Support	2005
Scott Welch	42	EVP and Chief Operating Officer	2004

All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of our Board. The following is information on the business experience of each director and officer.

Theodore Stern became a director of UCN in June 1999 and subsequently the Chairman of the Board of Directors and Chief Executive Officer in September 2000. Mr. Stern served in those positions until January 1, 2005, when the two positions were separated. Mr. Stern was Senior Executive Vice President and member of the Board of Directors of Westinghouse Electric Corporation. The revenues of businesses reporting to Mr. Stern totaled over $3 billion; the number of employees totaled over 50,000. After retiring from Westinghouse Electric, Mr. Stern served as Vice Chairman of the Board of Superconductivity, Inc., a small technology company located in Madison, WI. He is currently on the board of directors of Distributed Energy Systems Corporation, a manufacturer of renewable generation systems located in Wallingford, CT. He holds a Bachelor of Mechanical Engineering from the Pratt Institute and a Master of Science degree in Theoretical Mathematics from New York University. Mr. Stern is a member of the National Academy of Engineering.

Steve Barnett has been self-employed for the past five years as an advisor to manufacturing and distribution companies, as well as to public entities, on improving business operations. Mr. Barnett has spent the past 27 years as a principal and CEO of eight companies having individual annual revenues as high as $75 million and ranging from manufacturing and distribution to financial and management services. In 1970, he co-founded an equipment leasing company specializing in hospitals and healthcare facilities. Subsequently, he co-founded an international, turnkey, hospital equipment company, focused on the Latin America market. Mr. Barnett currently serves as an advisor to, and is on the Board of Directors of, Joseph A. Freed & Associates, a private national real estate development company, and Grayhill, Inc., a private electrical systems manufacturing company. He also serves on the Board of Directors for Bank Leumi USA, which specializes in middle-market commercial enterprises and international businesses, as well as Medis Technologies Ltd., a NASDAQ company specializing in advanced technology regarding unique fuel cell power packs for portable electronic devices. Mr. Barnett graduated from the University of Chicago Law School with a Doctor of Jurisprudence degree.

Paul Koeppe is a director of Distributed Energy Systems Corp., a NASDAQ-listed company engaged in creating and delivering innovative products and solutions to the energy marketplace, and has served as a director since its acquisition of Northern Power Systems, Inc. in December 2003. Mr. Koeppe became a director of Northern Power Systems in 1998. Prior to his retirement in 2001, Mr. Koeppe served as Executive Vice President of American Superconductor, an electricity solutions company. Mr. Koeppe joined American Superconductor in 1997, in connection with the acquisition of Superconductivity, Inc., a manufacturer of superconducting magnetic energy storage systems which Mr. Koeppe founded and for which he served as President. From 1993 to 1995, Mr. Koeppe was acting CEO and Chairman of the executive committee of the Board of Directors of Best Power, Inc., a supplier of uninterruptible power supply packages.

Blake Fisher, Jr. has been providing management and financial consulting to the telecommunications and utility industries since May 2004, including financial consulting to the USDA on Rural Utilities Service’s broadband program. From May 2004 to December 2004 he served as Chief Financial Officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. From May 2002 to May 2004 he was retired from business activities. From February 1996 to May 2002, he held senior management positions with McLeodUSA, a telecommunications provider, initially as Chief Financial Officer, then as President of the company’s Western region and as Chief Development Officer.

Paul Jarman has served as an officer of UCN during the past six years. He has served as President since December 2002 and as Chief Executive Officer since January 2005. Prior to December 2002 he served as an Executive Vice President. Mr. Jarman is one of the original founders of Buyers United, now UCN. Previously, Mr. Jarman was an executive with HealthRider, Inc. As Director of Retail Operations, he managed 250 retail locations and over 1,100 employees, generating $95 million in annual sales. In a prior position with HealthRider, he was responsible for new product development in the exercise, massage, and nutritional categories. He earned a Bachelor of Science degree in Accounting from the University of Utah and is a Certified Public Accountant.

Brian Moroney has served as Chief Financial Officer of UCN since October 2005. Mr. Moroney’s experience includes his position as CFO and general manager with Utah’s largest, privately owned, public water utility, where he was responsible for all financial, accounting and regulatory issues. He served as Director of Operations for Diagnostic Product Corp., a publicly traded company on the NYSE. Prior to UCN, Mr. Moroney was a financial and management consultant, where he worked on a number of long-term engagements for clients that ranged from hi-tech startups to multi-site, retail companies. During his career, Mr. Moroney has had extensive experience with investors, raising over $300 million in financings as principal, as a lender and as an investment banker with several national and international financial institutions including Wells Fargo and GATX Capital Corporation. Mr. Moroney also serves four years in the US Army as a Captain in the Signal Corps. He earned an MBA from Harvard Business School and BA in Economics/Accounting from Claremont McKenna College.

Kevin Childs joined UCN as a senior sales manager in November, 2002. Mr. Childs joined the company after successfully executing an exclusive cooperative agreement between the company and MyACD, a contact center software development company. Previously, Mr. Childs was a Senior Regional Vice President with Adecco Employment, a large human capital and staffing consulting firm. Mr. Childs led a $100m operation, a staff of 120 and 4,500 associates, supporting human capital initiatives for Florida-based employers and many contact centers for leading US-based financial institutions and Fortune 1000 companies. Prior to Adecco, Mr. Childs held several senior management positions with the Salt Lake-based operation of SOS Services between 1991 and 1998.

Scott Welch was elected Executive Vice President and Chief Operating Officer of UCN in September 2004, and began his association with UCN in September 2003 as Chief Information Officer. Mr. Welch has fifteen years of IT experience in the telecommunications industry. He has eight years of experience developing Enhanced 800 applications in the SS7 environment. He served as Vice President of Information Technology at Access Long Distance, Vice President of Application Development at McLeodUSA, and Director of Information Technology at Mpower Communications. Mr. Welch received his Bachelor of Science degree in Computer Science from Utah Valley State College.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 27, 2007, the number and percentage of the outstanding shares of common stock that, according to the information supplied to UCN, were beneficially owned by each person who, to the knowledge of UCN, is the beneficial owner of more than five percent of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address	Common Shares	Percentage of Class (1)
Principal stockholders:

Diker Management, LLC (2) 745 5th Ave, Suite 1419 NY, NY 10151	2,344,400	8.3%

Select Contrarian Value Partners, LP (3) Kaizen Capital, LLC 4200 Montrose Boulevard, Suite 510 Houston, TX 77066	2,112,850	7.4%

CCM Master Qualified Fund, Ltd. (4) Coghill Capital Management, L.C.C. One North Wacker Drive—Suite 4350 Chicago, IL 60606	1,590,650	5.6%

(1)	These figures represent the percentage of ownership of the named persons assuming each of them alone has exercised its options or conversion rights to purchase common shares.
(2)	Diker Management, LLC is the general partner or manager of Diker Micro Value QP Fund, LP, Diker Micro and Small Cap Fund, LP, Diker Micro Value Fund, LP, and Diker M&S Cap Master, Ltd. These funds, collectively, are the holders of the shares listed, which includes 62,500 shares issuable on exercise of warrants held by the funds. Mark Diker is the managing member of Diker Management. As a result of these relationships, Diker Management and Mr. Diker may be deemed to hold an indirect beneficial interest in the shares held by these funds.
(3)	Kaizen Management, LP, is the general partner of Select Contrarian Value Partners. David W. Berry is the sole owner of Kaizen Capital, L.C., which is the general partner of Kaizen Management, LP. As a result of these relationships, Kaizen Management, LP and Mr. Berry may be deemed to hold an indirect beneficial interest in the shares held by Select Contrarian Value Partners. The number of shares listed includes 220,000 shares issuable on exercise of warrants. In addition, Kaizen Fundamental Value Fund is the beneficial owner of 110,000 shares of UCN common stock and is managed by the same person that manages Select Contrarian Value Partners, so these shares may be deemed to be held by an affiliate of Select Contrarian Value Partners and are included in the figure presented in the table.

(4)	Coghill Capital Management, LCC, is the investment manager for CCM Master Qualified Fund, Ltd. Clint D. Coghill is the managing member of Coghill Capital Management. As a result of these relationships, CCM Master Qualified Fund, Coghill Capital Management, and Mr. Coghill may be deemed to have a beneficial interest in shares held by CCM Master Qualified Fund.

The following table sets forth, as of April 27, 2007, the number and percentage of the outstanding shares of common stock that, according to the information supplied to UCN, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, and (iii) all current directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address	Common Shares	Percentage of Class (1)
Theodore Stern (2) 2970 One PPG Place Pittsburgh, PA 15222	1,602,713	5.6%

Steve Barnett (2) 666 Dundee Road, Suite 1704 Northbrook, IL 60062	439,427	1.5%

Paul Koeppe (2) 2825 Brewery Road Cross Plains, WI 53528	210,000	0.7%

Blake Fisher, Jr. 2784 American Saddler Drive Park City, UT 84060	57,500	0.2%

Paul Jarman (2) 14870 Pony Express Road Bluffdale, UT 84065	722,052	2.5%

Brian Moroney (2) 14870 Pony Express Road Bluffdale, UT 84065	50,000	0.2%

Kevin Childs (2) 14870 Pony Express Road Bluffdale, UT 84065	238,334	0.8%

Scott Welch (2) 14870 Pony Express Road Bluffdale, UT 84065	99,999	0.4%

All Executive officers and Directors as a Group (8 persons)	3,420,025	11.6%

(1)	These figures represent the percentage of ownership of the named groups and individuals assuming each of them alone has exercised his options to purchase common shares, and percentage ownership of all officers and directors as a group, assuming all purchase rights held by such individuals are exercised.
(2)	These figures include: for Mr. Stern options to purchase 40,000 shares of common stock at exercise prices ranging from $2.00 per share to $3.11 per share; for Mr. Barnett options to purchase 101,250 shares at exercise prices ranging from $2.00 to $3.11 per share; for Mr. Koeppe warrants to purchase 7,500 share of common stock at an exercise price of $2.00, and options to purchase 72,500 shares at an exercise prices ranging from $2.00 to $3.11 per share; for Mr. Barnett options to purchase 57,500 shares at exercise prices ranging from $2.00 to $3.11 per share; for Mr. Jarman options to purchase 577,966 shares of common stock at exercise prices ranging from $2.00 to $5.39 per share; for Mr. Moroney options to purchase 50,000 shares of common stock at exercise prices at $2.00 per share; for Mr. Childs options to purchase 238,334 shares of common stock at exercise prices ranging from $2.00 to $2.95 per share; and for Mr. Welch options to purchase 99,999 shares of common stock at exercise prices ranging from $2.00 to $3.05 per share.

Section 16(a) Filing Compliance

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires officers and directors of UCN and persons who own more than ten percent of a registered class of its equity securities to file reports of ownership and changes in their ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission, and forward copies of such filings to UCN. Based on the copies of filings received by UCN, during the most recent fiscal year the directors, officers, and beneficial owners of more than ten percent of the equity securities of UCN registered pursuant to Section 12 of the Exchange Act have filed on a timely basis all required Forms 3, 4, and 5 and any amendments thereto.

The Board and its Committees

Our board of directors has five members. The Chairman of the Board, Theodore Stern, provides business consulting services to UCN. Our Chief Executive Officer, Paul Jarman, is a member of the Board and is a full time employee of UCN. The other three members of the Board, Steve Barnett, Paul F. Koeppe, and Blake O. Fisher, Jr., are non-employee directors, and the Board has determined that these persons (who constitute a majority of the Board) are “independent directors” under the criteria set forth in Rule 4200(15) of the Nasdaq Marketplace Rules. The Board does not have a separately designated nominating committee, so the function of evaluating and nominating persons for election as directors is performed by the entire Board. All directors are elected at the annual meeting of stockholders and serve until our next annual meeting of stockholders. The Board met ten times during the year ended December 31, 2006. All directors attended at least 75 percent of the meetings of the Board.

In 2000, the Board formed the Audit Committee, the current members of which are Steve Barnett (Chairman), Paul F. Koeppe, and Blake O. Fisher, Jr. The Audit Committee is responsible for financial reporting matters, internal controls, and compliance with UCN’s financial polices, and meets with its auditors when appropriate. The Audit Committee met five times in 2006, and all director members of the committee attended the meetings. The Board has determined that Steve Barnett, Paul F. Koeppe, and Blake O. Fisher, Jr. are “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K. Further, the Board has determined that each of the members of the Audit Committee is “independent” under the standard set forth in Rule 4350(d) of the NASDAQ Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the board to the Audit Committee.

During 2000, the Board also formed the Compensation Committee, the current members of which are Paul F. Koeppe, (Chairman), Steve Barnett, and Blake O. Fisher, Jr. The Compensation Committee considers salary and benefit matters for the executive officers and key personnel of the Company. The Compensation Committee met six times in 2006, and all director members of the committee attended at least 75 percent of the meetings. The Board has determined that each of the members of the Compensation Committee is “independent” under the criteria set forth in Rule 4200(15) of the Nasdaq Marketplace Rules.

Review of Transactions with Related Persons

The bylaws of UCN provide that no contract or transaction between UCN and one or more of its directors or officers, or between UCN and any other corporation, firm, association, or other organization in which one or more of its directors or officers are financially interested, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee that authorizes or approves the contract or transaction, or because their votes are counted for such purpose, provided that:

•

the material facts as to his, her, or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and noted in the minutes, and the Board of Directors or committee, in good faith, authorizes the contract or transaction in good faith by the affirmative vote of a majority of disinterested directors, even though the disinterested directors are less than a quorum;

•

the material facts as to his, her, or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved or ratified in good faith by the majority of shares entitled to vote, counting the votes of the common or interested directors or officers; or

•	the contract or transaction is fair as to UCN as of the time it is authorized or approved.

Under UCN’s Code of Ethics, a director has an obligation to disclose to the Board of Directors or appropriate committee any situation that may present a conflict of interest between the director and UCN.

Compensation Discussion and Analysis

This compensation discussion and analysis section is intended to provide information about our compensation objectives and policies for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (we refer to these officers as our “named executive officers”) that will place in context the information contained in the tables that follow this discussion. This section is organized as follows:

•

Introduction. This section provides a brief introduction to our Compensation Committee and our compensation consultant and information about the participation of our executives in establishing compensation.

•

Objectives of Our Compensation Program. In this section, we describe our compensation philosophy, the benchmarking activities we have undertaken and information about our standard compensation policies.

•

Elements of Compensation. This section includes a description of the types of compensation payable to our executive officers both while they are employed by our company and on a post-termination basis, why we have chosen to pay each of these types of compensation and how we determine the specific amounts of compensation payable to our executive officers.

•

Regulatory Considerations. This section discusses the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code,” and various other regulatory requirements that impact decisions regarding our executive compensation.

Introduction

During 2000, the Board formed the Compensation Committee, the current members of which are Paul F. Koeppe, (Chairman), Steve Barnett, and Blake O. Fisher, Jr. The Compensation Committee considers salary and benefit matters for the executive officers and key personnel of the Company. The Compensation Committee met six times in 2006, and all director members of the committee attended at least 75 percent of the meetings. Our board of directors determined that each of these directors is a non-employee director within the meaning of Section 16 of the Exchange Act, an outside director within the meaning of Section 162(m) of the Internal Revenue Code and an independent director.

The Compensation Committee has the authority to retain outside independent executive compensation consultants to assist in the evaluation of executive officer compensation and in order to ensure the objectivity and appropriateness of the actions of the Compensation Committee. The Compensation has the sole authority to retain, at our expense, and terminate any such consultant, including sole authority to approve such consultant’s fees and other retention terms. During 2006, the committee engaged Watson Wyatt Worldwide (Watson Wyatt) to perform a comprehensive review of executive and board compensation programs for our executive officers and our non-employee directors.

At the direction of the Compensation Committee, our management has worked with Watson Wyatt to develop information about the compensation of our executive officers for the Compensation Committee to use in making decisions about executive compensation. Members of management attended all meetings of the

Compensation Committee during 2006. However, all decisions regarding compensation of executive officers are made solely by the Compensation Committee. Executive sessions of the Compensation Committee were not attended by any members of management.

Objectives of our Compensation Programs

We are committed to providing market competitive total compensation packages in order to attract and motivate talented employees. We believe in pay for performance and we link performance to pay throughout our organization in order to create the appropriate level of incentives. We actively manage our compensation structures and levels to adapt to changes in the marketplace and the continuing evolution of our company.

Our company’s goal is to create a sustainable competitive advantage by achieving higher productivity and lower costs than our competitors. Our compensation objectives at all compensation levels are designed to support this goal by:

•	linking pay to performance to create incentives to perform;

•	ensuring compensation levels and components are actively managed; and

•	using equity compensation to align employees’ long-term interests with those of the stockholders.

In order to accomplish these goals, we use the following operating principles:

•	adherence to the highest legal and ethical standards;

•	simplicity in design, structure and process;

•	transparency and clarity in communicating our compensation programs; and

•	flexibility in design, process and approach.

The Development of Competitive Compensation Packages

As noted above, one objective of our compensation program is to attract and motivate highly qualified and talented employees through compensation packages that are appropriately competitive with compensation packages offered by other companies in our market space. To determine what constitutes a “competitive” compensation package, the Compensation Committee generally targets total compensation, cash compensation and long-term incentive compensation, as well as the allocation among those elements of compensation, for named executive officers at benchmarks determined by market rates of selected comparable companies. For these purposes, the Compensation Committee determines “market” rates by considering two sources: Peer Benchmark Companies and Broader Market Data, which we refer to collectively as the “Benchmark Data.”

Peer Benchmark Companies

With the assistance of Watson Wyatt, we selected a mixture of fifteen technology, software and telecom companies with similar market cap and revenue size as our primary benchmarks, which we refer to collectively as the “Peer Benchmark Companies”. The Peer Benchmark Companies were selected consistent with best practices based on industry classification and revenue size. The Peer Benchmark Companies selected include: Altiris Inc.; Art Technology Group Inc.; Chordiant Software Inc.; iPass Inc.; J2 Global Communications Inc.; Keynote Systems Inc.; INX Inc.; Lightbridge Inc.; RightNow Technologies Inc.; Sento Corp.; Tyler Technologies Inc.; Interactive Intelligence Inc.; Intervoice Inc.; Ultimate Software Group Inc.; and Witness Systems Inc.

Linking Compensation to Performance

Our compensation program seeks to link the compensation we pay to our named executive officers to their performance. We pursue this goal primarily through the use of equity compensation and cash-based incentive programs. Consistent with our operating policy of linking compensation to performance, we do not provide other perquisites to our named executive officers.

Aligning the Interests of our Named Executive Officers with Stockholders

Our compensation program seeks to align the interests of our named executive officers with those of our stockholders, which we accomplish through the equity compensation element of our compensation package. A significant portion of the compensation paid to our named executive officers in the past is comprised of long-term incentive compensation, which vested over a three year period, and we expect to continue to use that type of approach in fashioning long-term compensation arrangements. The cash component paid to our named executives is based on key financial and operating performance metrics, primarily related to our inContact segment.

Elements of Compensation

During 2006, the Compensation Committee engaged Watson Wyatt to perform a comprehensive study of the Company’s compensation structure for named executives, which included a detailed review of peer benchmark companies as well as broad base published executive pay survey data. Based on the results of this study, the Compensation Committee did not make any substantive changes to the arrangements that were in existence prior to the study. The compensation of our executives is comprised of the following components:

Base Salary

The base salaries for our named executive officers were determined based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near or below the median of the range of salaries for executives in similar positions and with similar responsibilities as the Benchmark Companies. Base salaries will be reviewed annually, and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels. However, in March 2007, we adopted a plan for compensating our executive officers with annual stock options, which is described in more detail below under the caption “Annual Executive Stock Option Plan.” At that time the Board approved granting options to the Chief Executive Officer, Chief Financial Officer and our Executive Vice Presidents that included accelerated option grants for 2008 and 2009 to 2007 based on an offer accepted by the participating executive officers that their annual salaries as of March 7, 2007, will be frozen through the end of 2009. The salary freeze does not affect any bonus compensation payable to the participating executive officers as determined from time to time by the Compensation Committee and approved by the Board.

Annual Cash Bonus Plan

Our executives are eligible to receive cash bonus payments based on actual performance compared to budgeted amounts approved by the Board of Directors on an annual basis under the Executive Officer Bonus Plan (EOBP). The EOBP focuses primarily on the performance of our inContact Segment (70 percent of the measurement for the plan) and EBITDA (30 percent of the measurement for the plan). EBITDA is a non-GAAP measure used internally and is measured by taking net income/ (loss) from operations and adding back, interest charges, taxes, depreciation and amortization. EOBP targets are approved by the Compensation Committee and Board of Directors on an annual basis.

If UCN exceeds targeted amounts approved by the Board of Directors, our executives are eligible for bonuses amounts up to a maximum of 200% of the original bonus amount. The amount paid will be determined based on the proportion by which UCN exceeds the targeted amounts.

Stock Options

The Compensation Committee uses stock options as an important component of our overall compensation program due to its effect on retaining executives, aligning executives’ financial interests with the interests of shareholders, and rewarding the achievement of UCN’s long-term strategic goals. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in UCN and to share in the appreciation of the value of our stock. All stock options granted to executive officers in 2006 were approved by the Compensation Committee and Board of Directors. Mr. Childs was the only executive officer to receive options during 2006 and no executive officer exercised their option to purchase UCN common stock during the year. Prior to 2007 named executives are periodically awarded stock options at the discretion of the Compensation Committee. In March 2007, the Board of Directors approved a plan for compensating our executive officers with annual stock options, which is described in more detail below under the caption “Annual Executive Stock Option Plan.” The plan is intended to formalize regular annual option awards for executive officers as a further incentive for future performance. Under the plan, each name executive officer will receive options on March 7 of each calendar year to purchase common stock at an exercise price equal to the fair market value on that date. Consistent with our past option grants, options issued under the plan are issued at the current market price on the date of grant and are subject to a three-year term vesting period with a contractual term of five years. The Compensation Committee has discretion to grant additional stock option awards to executive officers, but our expectation is that it will do so only in rare circumstances, such as new hires or extraordinary performance.

The 401(k) Plan

Under the 401(k) Plan, our executive officers and generally all full-time domestic exempt and non-exempt employees may contribute a portion of their compensation to the plan on a pre-tax basis.

Employee Stock Purchase Plan (ESPP)

The purpose of the ESPP is to provide an opportunity for eligible employees to purchase a limited number of shares of our common stock at a discount through voluntary automatic payroll deductions. The ESPP is designed to attract, retain, and reward our employees and to strengthen the mutuality of interest between our employees and our stockholders. Our board of directors may at any time amend, suspend or discontinue the ESPP, subject to any stockholder approval needed to comply with the requirements of the SEC and the Internal Revenue Code. The aggregate number of shares of our common stock that may be issued under the ESPP will not exceed 1,000,000 shares (subject to mandatory adjustment in the event of a stock split, stock dividend, recapitalization, reorganization or similar transaction). The maximum amount eligible for purchase of shares through the ESPP by any employee in any year will be $25,000. The purchase price a participant pays for the shares is equal to the greater of $2.00 or 85 percent of the closing market bid price of the common stock on the first business day or the last business day of each participation period, whichever is lower. This percentage may be changed prior to a participation period at the sole discretion of, the committee administering the Purchase Plan to any whole percentage that is not less than 85 percent and not greater than 100 percent. Officers and members of the Board of Directors who are eligible employees are permitted to participate. An employee is ineligible to participate if immediately after a grant the employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of UCN. In prior years the market price of our common stock was such that employees showed little interest in the ESPP, so no shares have been issued to employees under the ESPP.

Severance Agreements

During 2006, the Board of Directors approved a severance compensation agreement for our named executive officers. Executive officers that have been employed by UCN for at least one year are entitled to receive severance benefits upon the involuntary termination of their employment in the event of a change of control to help keep them focused on their work responsibilities during the uncertainty that accompanies a change in control, to provide benefits for a period of time after a change in control transaction, and to help us attract and retain key talent. Under the agreement, the Chief Executive Officer would receive 24 months and our other named executive officers would receive 18 months of compensation. These payments would be received if the executive officer was terminated by the Company within six months of the change of control.

Regulatory Considerations

The tax and accounting consequences of utilizing various forms of compensation are considered when adopting new or modifying existing compensation. We have administered our incentive and equity compensation programs, severance plans and change in control agreements in compliance with federal tax rules affecting non-qualified deferred compensation.

Under Section 162(m) of the Internal Revenue Code, publicly-held corporations may not take a tax deduction for compensation in excess of $1.0 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There is an exception to the $1.0 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy requiring all compensation to be deductible under 162(m). However, the compensation committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. We believe our annual and long-term incentive compensation programs for executives qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m).

Financial Restatement

It is our policy that we will, to the extent permitted by governing law, seek recoupment of incentive compensation paid to any executive officer where:

•	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;

•	the executive officer is found to have engaged in fraud or misconduct that caused or partially caused the need for the restatement; and

•	a lower payment would have been made to the executive officer based upon the restated financial results.

In each such instance, we will, to the extent practicable, seek to recover the amount by which the individual executive officer’s incentive compensation for the relevant period exceeded the payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Insider Trading and Blackout Policy

Our Insider Trading and Blackout Policy prohibits directors, officers, employees and consultants from trading Company Securities during regularly schedule blackout periods surrounding the announcement of earnings and filing annual and quarterly reports with the SEC as well as all other times individual is in possession of material non-public information. Prohibited trading includes purchases and sales of stock derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities (debentures, bonds and notes).

Summary of Compensation

The following table sets forth certain information with respect to compensation for the year ended December 31, 2006 earned by or paid to our named executive officers.

Name and Principal Position	Year	Salary (1)		Bonus (1)		Option Awards (2)		All Other Compensation (3)		Total Compensation
Paul Jarman	2006		$182,062		$40,000		$51,646		$—		$273,708
Chief Executive Officer	2005		$170,000		$—		$—		$—		$170,000
	2004		$149,746		$27,433		$—		$—		$177,179

Brian Moroney	2006		$150,277		$25,000		$56,809		$—		$232,086
EVP and Chief Financial Officer	2005		$24,231		$—		$—		$—		$24,231
	2004		$—		$—		$—		$—		$—

Kevin Childs	2006		$160,462		$32,500		$98,372		$11,589		$302,923
EVP and President of Sales, Marketing and Support	2005 2004	$ $	137,713 105,923	$ $	— —	$ $	— —	$ $	24,318 13,482	$ $	162,031 119,405

Scott Welch	2006		$160,462		$25,000		$38,054		$—		$223,516
EVP and Chief Operating Officer	2005		$134,275		$—		$—		$—		$134,275
	2004		$114,632		$1,966		$—		$—		$116,598

(1)	Amounts shown include deferrals to the 401(k) Plan.
(2)	The dollar values shown reflect the compensation cost of the awards, before reflecting forfeitures, over the requisite service period, as described in FAS 123(R), which we implemented January 1, 2006. Prior to adoption FAS 123(R), we did not record stock-based compensation expense directly in the financial statements.

The amounts listed in the table reflect expenses recorded in our financial statements in relation to stock options that vested during 2006 for the following stock option grants:

Name	Grant Date	Number of Securities Underlying Options	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
Paul Jarman	11/08/05	75,000	$2.00	$57,750
	11/11/03	150,000	$2.50	$231,000

Brian Moroney	10/24/05	150,000	$2.00	$109,500

Kevin Childs	03/21/06	75,000	$2.15	$92,798
	06/29/05	75,000	$2.00	$63,750
	11/09/04	65,000	$2.00	$70,200
	06/29/04	35,000	$2.95	$58,100
	12/21/03	75,000	$2.21	$96,000

Scott Welch	06/29/05	50,000	$2.00	$42,500
	11/09/04	50,000	$2.00	$54,000
	01/14/04	25,000	$3.05	$43,500
	09/04/03	25,000	$2.42	$35,000

(3)	Represents commissions earned for customer revenue produced prior to being promoted to Executive Vice President and President of Sales, Marketing and Support.

Discussion of Summary Compensation Table

The annual salaries for our named executive officers increased in August 2006 as follows, Paul Jarman annual base of $200,000, Brian Moroney annual base of $165,600, Kevin Childs annual base of $176,000, and Scott Welch annual base of $176,000, and in February 2007 the annual base salary of Mr. Moroney increased to $176,000.

During 2006, our executives were potentially eligible for cash bonuses under the EOBP if certain targets were met. The actual amounts paid under the EOBP and potential bonus are as follows:

Name	Maximum 2006 Potential Bonus	Actual 2006 Bonus Paid
Paul Jarman	$80,000	$40,000
Brian Moroney	$50,000	$25,000
Kevin Childs	$50,000	$32,500
Scott Welch	$50,000	$25,000

The potential bonus payments to our named executive officers under the EOBP for 2007 are dependent on the Company achieving certain internal financial and operating performance measures with the following ranges:

Name	Minimum	Maximum
Paul Jarman	$—	$170,000
Brian Moroney	$—	$110,000
Kevin Childs	$—	$110,000
Scott Welch	$—	$110,000

Grants of Plan Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 30, 2006 with respect to the named executive officers.

Name (1)	Grant Date	Number of Securities Underlying Options (1)	Exercise Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Option Awards (1)
Kevin Childs	03/21/06	75,000	$2.15	$92,798

(1)	Mr. Childs was the only named executive that was granted stock options during 2006. The stock options vest evenly in 33 percent increments over a three-year period and expires after five years. The dollar values shown reflect the full compensation cost of the awards as described in FAS 123R using the assumptions outlined in Note 13 “Stock-Based Compensation,” to our Combined and Consolidated Financial Statements included in this Form 10-K.

Potential Payments Upon Change In Control

During 2006, the Board of Directors approved a severance compensation agreement for our named executive officers. The Severance Agreements provide our executive officers that have been employed by UCN for at least a year with severance benefits upon the involuntary termination of their employment in the event of change of control to help keep them focused on their work responsibilities during the uncertainty that accompanies a change in control, to provide benefits for a period of time after a change in control transaction and to help us attract and retain key talent. Under the agreement, the Chief Executive Officer would receive 24 months and the elected officers (i.e. named executive officers) would receive 18 months of compensation. These payments would be received if the executive officer was terminated within six months of the change of control.

Name	Benefit	Change in Control
Paul Jarman	24 months salary	$400,000
Brian Moroney	18 months salary	$264,000
Kevin Childs	18 months salary	$264,000
Scott Welch	18 months salary	$264,000

Option Exercises and Stock Vested

None of the named executive officers exercised any stock options in 2006 and none of them are the holders of stock awards that vested in 2006.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006 with respect to the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable (#)	Number of Securities Underlying Unexercised Options/ Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Paul Jarman	111,243	—	2.70	05/10/10
	18,541	—	5.39	05/10/10
	87,015	—	2.00	06/01/09
	11,668	—	2.50	01/18/07
	12,000	—	2.42	01/15/08
	12,500	—	2.40	09/24/08
	150,000	—	2.50	11/11/08
	150,000	—	2.50	11/08/10
	25,000	50,000	2.00	11/08/10

Brian Moroney	50,000	100,000	2.00	10/24/10

Kevin Childs	25,000	—	2.00	11/11/07
	75,000	—	2.21	12/21/08
	23,334	11,666	2.95	06/29/09
	65,000	—	2.00	11/09/09
	25,000	50,000	2.00	06/29/10
	—	75,000	2.15	03/21/11

Scott Welch	25,000	—	2.42	06/04/07
	16,667	8,333	3.04	01/14/09
	33,334	16,666	2.00	11/09/09
	16,667	33,333	2.00	06/29/10

Annual Executive Stock Option Plan

On March 7, 2007, Board of Directors approved a plan for compensating the executive officers. Under the plan, each executive officer entitled to participate in the plan will receive options on March 7 of each calendar year (or the preceding trading day if March 7 is not a trading day) to purchase common stock at an exercise price equal to the fair market value on that date. The options vest in three equal annual installments on the anniversary date of the date of grant, and are exercisable for a term of five years from the date of grant. If employment is terminated for any reason other than death or disability, no additional options vest after the date of termination of employment and all vested options will expire 90 days following the date employment terminates. If employment terminates by reason of death or disability, no options vest after the date employment terminates and all vested options must be exercised within one year following the date employment terminates. Fair market value is the last sale price, if the common stock is listed on an exchange on the date the option is granted, or the closing high bid price, if the common stock is traded in the over-the-counter market on the date of grant. The number of common shares covered by the options issued each year is 75,000 for the Chief Executive Officer and is 50,000 for each of the Chief Financial Officer and our executive vice presidents.

In the event UCN is acquired by merger, asset sale, or similar corporate transaction, or there is a change in a majority of the ownership or control of UCN, all unvested options accelerate and become exercisable prior to the occurrence of the corporate transaction or change in control. However, the options will not accelerate if the options are assumed by the surviving entity or an arrangement is established for canceling the options and replacing them with a cash incentive program that preserves the option spread existing at the time of the event (the excess of the fair market value of the shares covered by the option over the aggregate exercise price payable for such shares) and provides for subsequent pay-out in accordance with the same vesting schedule in effect for the option.

At the time the plan was adopted, the Board approved the issuance of options to the persons who would be entitled to participate in the plan on March 7, 2007. At that time the Board also approved acceleration of the annual issuance of options for 2008 and 2009 to 2007 based on an offer accepted by the participating executive officers that their annual salaries as of March 7, 2007, will be frozen through the end of 2009. The salary freeze does not affect any bonus compensation payable to the participating executive officers as determined from time to time by the Compensation Committee and approved by the Board. Accordingly, the following options were issued:

Name	Number of Shares	Exercise Price	Expires
Paul Jarman	225,000	$3.50	3/12/2012
Brian Moroney	150,000	$3.50	3/12/2012
Kevin Childs	150,000	$3.50	3/12/2012
Scott Welch	150,000	$3.50	3/12/2012

Director Compensation

We compensate each non-employee director for service on our board of directors as follows:

•	Annual option grant of 20,000 that vest evenly each month for one year;

•	The option to choose: 1) $24,000 per year in cash; 2) $12,000 and 10,000 options; or 3) 20,000 options and no cash (all directors chose the $24,000 paid in monthly payments of $2,000);

•

Annual option grant of 10,000 that vest evenly each month for one year for the Chairman of the Board of Directors after the expiration of the current consulting contract the Company has with the Chairman under which he receives $5,000 per month in lieu of the 10,000 options;

•	Annual option grant of 7,500 that vest evenly each month for one year for the Chairman of the Audit Committee

•	Annual option grant of 5,000 that vest evenly each month for one year for the Chairman of the Compensation Committee;

•	Newly elected board members receive a one time option grant of 30,000 options that vest ratably over three year; and

•	Reimbursement of customary expenses for attending board, committee and stockholder meetings.

Directors who are also our employees receive no additional compensation for serving as a director. The following table summarizes the compensation paid to the non-employee directors for the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Theodore Stern (2)	$84,000	$22,061	$106,061
Steve Barnett	$24,000	$26,735	$50,735
Paul Koeppe	$24,000	$33,325	$57,325
Blake Fisher	$24,000	$30,208	$54,208

(1)	The dollar values shown reflect the compensation cost of the awards, before reflecting forfeitures, over the requisite service period, as described in FAS 123(R), which we implemented January 1, 2006. Prior to adoption FAS 123(R), we did not record stock-based compensation expense directly in the financial statements. The assumptions we used in valuing these awards are described in Note 13, “Stock-Based Compensation,” to our Combined and Consolidated Financial Statements included in this Form 10-K.

The amounts listed in the table reflect expenses recorded in our financial statements in relation to stock options that vested during 2006 for the following stock option grants:

Name	Grant Date	Number of Securities Underlying Options	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
Theodore Stern	11/07/06	20,000	3.11	$28,294
	11/08/05	20,000	2.00	$15,400

Steve Barnett	11/07/06	27,500	3.11	$38,904
	11/08/05	27,500	2.00	$21,175

Paul Koeppe	11/07/06	25,000	3.11	$35,368
	11/08/05	25,000	2.00	$19,250
	09/29/04	30,000	2.25	$36,600

Blake Fisher	11/07/06	20,000	3.11	$28,294
	11/08/05	20,000	2.00	$15,400
	09/29/04	30,000	2.25	$36,600

(2)	In addition to the $24,000 paid to Mr. Stern for his services as a board member, we also paid Mr. Stern for business and finance consulting services he provides on a regular basis. In exchange for this consulting contract, Mr. Stern did not receive options for his services as Chairman. Upon expiration of his consulting agreement, the Chairman will receive 10,000 options per year. Under the currently consulting agreement, Mr. Stern receives $5,000 per month. In 2006 the fees paid to Mr. Stern for his services totaled $60,000.

During 2006, the Compensation Committee engaged Watson Wyatt to perform a broad based review of Director Compensation using publicly published data to ensure the Board compensation is reasonable and competitive. There were no changes to Direct Compensation based on the results of this study.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Paul Koeppe, Steve Barnett and Blake Fisher, Jr., and no other directors served on the Compensation Committee during 2006. No interlocking relationship exists between our board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Report of Compensation Committee on Executive Compensation

Paul Koeppe was the Chairman of the Committee and Steve Barnett and Blake Fisher, Jr. served on the Compensation Committee. The Compensation was comprised solely of non-employee directors who were each: (i) independent as defined, (ii) a non-employee director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation and Benefits Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our 2006 annual report on Form 10-K.

Respectfully submitted,

Paul Koeppe, Chairman

Steve Barnett

Blake Fisher

Description of Long Term Stock Incentive Plan

The purpose of the Long Term Stock Incentive Plan (the “Plan”) is to provide directors, officers, employees, and consultants with additional incentives by increasing their ownership interests in UCN. Directors, officers, and other employees of UCN and its subsidiaries are eligible to participate in the Plan. In addition, awards may be granted to consultants providing valuable services to UCN. As of December 31, 2005, UCN and its affiliates employed approximately 181 individuals who are eligible to participate in the Plan. The Board grants awards under the Plan. Awards may include incentive stock options, non-qualified stock options, stock appreciation rights, stock units, restricted stock, restricted stock units, performance shares, performance units, or cash awards.

The Board has discretion to determine the terms of an award under the Plan, including the type of award, number of shares or units covered by the award, option price, term, vesting schedule, and post-termination exercise period or payment. Notwithstanding this discretion: (i) the number of shares subject to an award granted to any individual in any calendar year may not exceed 100,000 shares; (ii) the option price per share of common stock may not be less than 100 percent of the fair market value of such share at the time of grant or less than 110 percent of the fair market value of such shares if the option is an incentive stock option granted to a stockholder owning more than ten percent of the combined voting power of all classes of the stock of UCN (a “10% stockholder”); and (iii) the term of any incentive stock option may not exceed 10 years, or five years if the option is granted to a 10% stockholder. Awards under the Plan in the form of qualified incentive stock options outstanding and exercised totaled 876,817 shares as of December 31, 2006.

A maximum of 1,200,000 shares of common stock may be subject to outstanding awards, determined immediately after the grant of any award under the Plan. Shares of common stock, which are attributable to awards that have expired, terminated, or been canceled or forfeited during any calendar year, are available for issuance or use in connection with future awards.

The Plan was effective March 11, 1999, and is not limited in duration. No incentive stock option may be granted more than 10 years after the effective date. The Plan may be amended by the Board without the consent of the stockholders, except that stockholder approval is required for any amendment that materially increases the aggregate number of shares of stock that may be issued under the plan or materially modifies the requirements as to eligibility for participation in the Plan.

Description of Employee Stock Purchase Plan

In 2004 UCN adopted the 2005 Employee Stock Purchase Plan. The purpose of the Purchase Plan is to promote UCN’s operating performance and growth potential by encouraging employees to acquire equity in

UCN, thereby aligning their long-term interests with those of UCN. The Purchase Plan provides that up to 1,000,000 shares of common stock may be sold to participating employees. It expires at the beginning of 2014. The Compensation Committee of the Board of Directors administers the Purchase Plan.

The Purchase Plan permits eligible employees to purchase UCN common stock through payroll deductions during 35 consecutive participation periods beginning in 2005. Each participation period is three months in length. In general, eligible employees can elect for each participation period to purchase full shares through payroll deductions of up to 10 percent of base pay, but in no event may the participant’s rights to purchase shares of common stock accrue at a rate that exceeds $25,000 of fair market value of common stock in a calendar year. The purchase price a participant pays for the shares is equal to the greater of $2.00 or 85 percent of the closing market bid price of the common stock on the first business day or the last business day of each participation period, whichever is lower. This percentage may be changed prior to a participation period by at the sole discretion of, the committee administering the Purchase Plan to any whole percentage that is not less than 85 percent and not greater than 100 percent.

Eligibility to participate is extended to all regular employees of UCN and its participating subsidiaries. Officers and members of the Board of Directors who are eligible employees are also permitted to participate. An employee is ineligible to participate if immediately after a grant the employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of UCN. No employee of the Company participated in the plan during 2006.

The Purchase Plan may be amended by the Board of Directors from time to time as it deems desirable without approval of the stockholders of the UCN, except to the extent stockholder approval is required by Rule 16b-3 of the Exchange Act, applicable NASDAQ or stock exchange rules, applicable provisions of the Internal Revenue Code, or other applicable laws or regulations. The Board of Directors may terminate the plan at any time in its sole discretion.

Audit Committee Report

The purposes of the Audit Committee are set forth in the committee’s written charter. As provided in the charter, the role of the committee is to assist the Board of Directors in its oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities, and other matters the Board deems appropriate. The Committee also selects UCN’s independent registered public accounting firm in accordance with the provisions set out in the charter. Management, however, is responsible for the preparation, presentation and integrity of UCN’s financial statements, and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out proper audits and reviews.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2006 Annual Report on Form 10-K of UCN with management and the independent registered public accounting firm. In addition, the committee has discussed with the independent registered public accounting firm the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, as modified or supplemented. The committee has also received from the independent registered public accounting firm the written statement regarding independence as required by Independence Standards Board Standard No. 1, considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm’s independence, and discussed with the independent registered public accounting firm its independence.

In reliance on the reviews and discussions with management and the independent registered public accounting firm referred to above, and subject to the limitations on the responsibilities and role of the Audit Committee set forth in the charter and discussed above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of UCN be included in its 2006 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted on April 27, 2007, by the members of the Audit Committee of the Board of Directors:

Steve Barnett (Chairman)

Paul F. Koeppe

Blake O. Fisher, Jr.

RATIFICATION OF THE APPOINTMENT BY THE AUDIT

COMMITTEE OF INDEPENDENT AUDITORS

(Proposal No. 2 on Proxy Card)

The Audit Committee has selected and appointed the firm of Deloitte & Touche LLP as the independent auditor to examine our financial statements for the year 2007. Deloitte & Touche LLP audited our financial statements for 2006 and 2005. Our Board recommends that our shareholders vote FOR ratification of the appointment. Ratification of the appointment of Deloitte & Touche LLP as our independent auditor requires an affirmative vote by a majority of the votes cast. Any shares not voted, whether by abstention or otherwise, have no impact on the vote. We do not expect representatives of Deloitte & Touche LLP will attend the annual meeting.

Ratification of the selection of Deloitte & Touche LLP is not require by our bylaws or otherwise. The Board is submitting the selection to our shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time after the annual meeting if it determines such a change would be in the interests of UCN and its shareholders.

Accountant Fees And Services

The aggregate fees and expenses billed by our principal accounting firms, Deloitte & Touche LLP for fees and expenses billed during fiscal years ended December 31, 2006 and 2005 were as follows (in thousands):

	2006	2005
Audit fees	$138	$81
Audit related fees	67	61

Total audit and related fees	205	142

Other consulting fees	57	31
Tax fees	35	54

Total fees	$297	$227

Audit related fees were for reviews of our filings on Form 10-Q for 2006 and 2005, meetings with the Audit Committee, and work required by our filing registration statements.

Each of the permitted non-audit services has been pre-approved by the Audit Committee or the Audit Committee’s Chairman pursuant to delegated authority by the Audit Committee, other than de minimus non-audit services for which the pre-approval requirements are waived in accordance with the rules and regulations of the Securities and Exchange Commission.

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent auditors before the accountant is engaged to render these services. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full committee at the next committee meeting.

The affirmative vote of the holders of a majority of the common shares represented at the annual meeting in person or by proxy is required to ratify the selection of Deloitte & Touche LLP. The Board of Directors recommends that you vote FOR this proposal.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no other matters that may come before the annual meeting. However, if any matters other than those referred to herein should be presented properly for consideration and action at the annual meeting, or any adjournment or postponement thereof, the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

The cost of soliciting proxies in the accompanying form is paid by us. In addition to solicitations by mail, a number of regular employees of UCN may solicit proxies in person or by telephone.

The above notice and proxy statement are sent by order of the Board of Directors.

Paul Jarman, Chief Executive Officer

May 2, 2007

UCN, INC.

14870 Pony Express Road

Bluffdale, Utah 84065

ANNUAL MEETING OF SHAREHOLDERS JUNE 7, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Theodore Stern and Paul Jarman, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of UCN, Inc. (the “Company”) held of record by the undersigned on April 27, 2007, at the Annual Meeting of Shareholders to be held on June 7, 2007, and at any adjournment or postponement thereof.

Proposal No. 1:  The election of each of the following persons as directors of the Company.

(1) Theodore Stern        (2) Steve Barnett        (3) Paul F. Koeppe        (4) Blake O. Fisher, Jr.        (5) Paul Jarman

☐	For all nominees

☐	Withhold all nominees

☐	Withhold authority to vote for any individual nominee. Write number(s) of nominee(s)

Proposal No. 2:	To ratify the appointment of Deloitte & Touche LLP as the Company’s registered public accountants for 2007

☐ For        ☐ Against        ☐ Abstain

Note: The proxies are authorized to vote in accordance with their judgment on any matters other than those referred to herein that are properly presented for consideration and action at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted for Proposal No.’s 1 and 2. The proxies are authorized to vote the shares represented by this proxy in accordance with their judgment on any matters other than those referred to above that are properly presented for consideration and action at the Annual Meeting.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

Dated: , 2007

Please sign it exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer or person.

Please mark, sign, date and promptly return the proxy card using the enclosed envelope. If your address is incorrectly shown, please print changes.